UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Titanium Metals Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2010

To Our Stockholders:

You are cordially invited to attend the 2010 annual meeting of stockholders of Titanium Metals Corporation which will be held on Thursday, May 20, 2010, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas.  The matters to be acted upon at the meeting are described in the attached notice of annual meeting of stockholders and proxy statement.

Whether or not you plan to attend the meeting, please cast your vote as instructed on the proxy card or notice of internet availability of proxy materials as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.  Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the inspector of election as provided in our bylaws.

Sincerely,

Steven L. Watson
Vice Chairman of the Board

Bobby D. O’Brien
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 20, 2010

To the Stockholders of Titanium Metals Corporation:

The 2010 annual meeting of stockholders of Titanium Metals Corporation will be held on Thursday, May, 20, 2010, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas, for the following purposes:

(1)	to elect the seven director nominees named in the proxy statement to serve until the 2011 annual meeting of stockholders; and

(2)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 31, 2010 has been set as the record date for the meeting.  Only holders of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the meeting.  A complete list of stockholders entitled to vote at the meeting will be available for examination during normal business hours by any of our stockholders, for purposes related to the meeting, for a period of ten days prior to the meeting at our corporate offices.

You are cordially invited to attend the meeting.  Whether or not you plan to attend the meeting, please cast your vote as instructed on the proxy card or notice of internet availability of proxy materials as  promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

By Order of the Board of Directors,

Clarence B. Brown III, Secretary

Dallas, Texas
April 7, 2010

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 20, 2010.

The proxy statement and annual report to stockholders (including the Annual Report on Form 10-K for the fiscal year ended December 31, 2009) are available atwww.timet.com/proxy.

Page

GLOSSARY OF TERMS

GENERAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

CONTROLLING STOCKHOLDER

SECURITY OWNERSHIP

ELECTION OF DIRECTORS

Nominees for Director

EXECUTIVE OFFICERS

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees
2009 Meetings and Standing Committees of the Board of Directors
Audit Committee
Management Development and Compensation Committee; Compensation Policies and Practices
Nominations Committee; Identifying and Evaluating Director Nominees
Risk Oversight
Leadership Structure of the Board of Directors and Non-Management and Independent Director Meetings
Stockholder Proposals and Director Nominations for the 2011 Annual Meeting of Stockholders
Communications with Directors
Compensation Committee Interlocks and Insider Participation
Code of Business Conduct and Ethics
Corporate Governance Guidelines
Availability of Corporate Governance Documents

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS AND OTHER INFORMATION

Compensation Discussion and Analysis
Compensation Committee Report
Summary of Cash and Certain Other Compensation of Executive Officers
2009 Grants of Plan-Based Awards
Outstanding Equity Awards at December 31, 2009
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Director Compensation
Compensation Policies and Practices as They Relate to Risk Management
Compensation Consultants

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy
Relationships with Related Parties
Intercorporate Services Agreements
Risk Management Program
Utility Services
Loan to CompX
Related Party Loans for Cash Management Purposes
Sale of Common Stock of Unaffiliated Third Party to Contran
Simmons Family Matters

AUDIT COMMITTEE REPORT

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm
Fees Paid to PricewaterhouseCoopers LLP
Preapproval Policies and Procedures

OTHER MATTERS

2009 ANNUAL REPORT ON FORM 10-K

STOCKHOLDERS SHARING THE SAME ADDRESS

REQUEST COPIES OF THE 2009 ANNUAL REPORT AND THIS PROXY STATEMENT

GLOSSARY OF TERMS

“AST” means American Stock Transfer & Trust Company, our stock transfer agent and registrar.

“BMI” means Basic Management, Inc., a land management company in which a wholly owned subsidiary of Tremont owns approximately 32% of the outstanding equity securities (representing 29% of the voting securities).

“CDCT” means the Contran Amended and Restated Deferred Compensation Trust, an irrevocable “rabbi trust” established by Contran to assist it in meeting certain deferred compensation obligations that it owes to Harold C. Simmons.

“CMRT” means The Combined Master Retirement Trust, a trust Contran sponsors that permits the collective investment by master trusts that maintain assets of certain employee defined benefit plans Contran and related entities adopt.

“CompX” means CompX International Inc., one of our publicly held sister corporations that manufactures security products, furniture components and performance marine components.

“Contran” means Contran Corporation, the parent corporation of the consolidated tax group that includes CompX, Keystone, Kronos Worldwide, NL and Valhi.

“Dixie Rice” means Dixie Rice Agricultural Corporation, Inc., one of our parent corporations.

“EWI” means EWI RE, Inc., a reinsurance brokerage and risk management corporation wholly owned by NL.

“Foundation” means the Harold Simmons Foundation, Inc., a tax-exempt foundation organized for charitable purposes.

“Grandchildren’s Trust” means the Annette Simmons Grandchildren’s Trust, a trust of which Harold C. Simmons and Annette C. Simmons are co-trustees and the beneficiaries of which are the grandchildren of Annette C. Simmons.

“independent directors” mean the following directors: Keith R. Coogan, Thomas P. Stafford, Terry N. Worrell and Paul J. Zucconi.

“ISA” means an intercorporate services agreement between Contran and a related company pursuant to which employees of Contran provide certain services, including executive officer services, to such related company on a fixed fee basis.

“Keystone” means Keystone Consolidated Industries, Inc., one of our publicly held sister corporations that manufactures steel fabricated wire products, industrial wire, bar products, billets and wire rod.

“Kronos Worldwide” means Kronos Worldwide, Inc., one of our publicly held sister corporations that is an international manufacturer of titanium dioxide products.

“named executive officer” means any person named in the 2009 Summary Compensation Table in this proxy statement.

“NL” means NL Industries, Inc., one of our publicly held sister corporations that is a diversified holding company with principal investments in Kronos Worldwide and CompX.

“NL EMS” means NL Environmental Management Services, Inc., a wholly owned subsidiary of NL.

“NYSE” means the New York Stock Exchange.

“PwC” means PricewaterhouseCoopers LLP, our independent registered public accounting firm.

“record date” means the close of business on March 31, 2010, the date our board of directors set for the determination of stockholders entitled to notice of and to vote at the 2010 annual meeting of our stockholders.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“series A preferred stock” means our 6 ¾% series A convertible preferred stock, par value $0.01 per share.

“Tall Pines” means Tall Pines Insurance Company, an indirect wholly owned captive insurance subsidiary of Valhi.

“TFMC” means TIMET Finance Management Company, one of our wholly owned subsidiaries.

“TIMET,” “us,” “we” or “our” means Titanium Metals Corporation.

“Tremont” means Tremont LLC, a wholly owned subsidiary of Valhi.

“Valhi” means Valhi, Inc., one of our publicly held sister corporations that is a diversified holding company with principal investments in NL and Kronos Worldwide.

“VHC” means Valhi Holding Company, one of our parent corporations.

Titanium Metals Corporation
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

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PROXY STATEMENT

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GENERAL INFORMATION

We are providing this proxy statement in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2010 annual meeting of stockholders to be held on Thursday, May 20, 2010 and at any adjournment or postponement of the meeting.  We are furnishing our proxy materials to holders of our common stock as of the close of business on March 31, 2010.  We began distributing a notice of internet availability of our proxy materials on or about April 7, 2010 to the “street name” holders of our common stock (i.e. shares held in the name of a brokerage firm or other nominee such as a banking institution, custodian, trustee or fiduciary).  We will begin mailing our proxy materials to the record holders of our common stock (i.e. shares held directly and not through a broker or other nominee) on or about April 8, 2010.  The proxy materials include:

•	the accompanying notice of the 2010 annual meeting of stockholders;

•	this proxy statement; and

•	our 2009 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

We are furnishing our 2009 annual report to all of our stockholders entitled to vote at the 2010 annual meeting.  We are not incorporating the 2009 annual report into this proxy statement and you should not consider the annual report as proxy solicitation material.  The accompanying notice of annual meeting of stockholders sets forth the time, place and purposes of the meeting.  Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

Please refer to the Glossary of Terms on page iii for the definitions of certain terms used in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:           What is the purpose of the annual meeting?

A:	At the annual meeting, stockholders will vote on the election of the seven directors named in this proxy statement and any other matter that may properly come before the meeting.

Q:           How does the board recommend that I vote?

A:	The board of directors recommends that you vote FOR each of the nominees for director named in this proxy statement.

Q:           Who is allowed to vote at the annual meeting?

A:
The board of directors has set the close of business on March 31, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.  Only holders of record of our common stock as of the close of business on the record date are entitled to vote at the meeting.  On the record date, 179,551,134 shares of our common stock were issued and outstanding.  Each share of our common stock entitles its holder to one vote.

Q:	If I hold my shares through a brokerage firm or other nominee, why did I receive a notice regarding the internet availability of proxy materials instead of paper copies of the proxy materials?

A:
This year we are using the SEC notice and access rules to furnish proxy materials over the internet to our shareholders who hold our common stock through a brokerage firm or other nominee.  If you hold your shares through a brokerage firm or other nominee, you can find instructions on how to access and review the proxy materials, and how to vote over the internet, on the notice of internet availability of proxy materials that you received.  The notice also contains instructions on how you can receive a paper copy of this proxy statement, our 2009 annual report to stockholders and a voting instruction form.  If you wish to vote in person at the annual meeting, you will need to follow the instructions on your notice of internet availability of proxy materials on how to obtain the appropriate documents to vote in person at the meeting.

Q:           How do I vote if I am a stockholder of record?

A:	If you own shares of our common stock directly rather than through a brokerage firm or other nominee, you are a stockholder of record. As a stockholder of record, you may:

•	vote in person at the annual meeting; or

•	instruct the agents named on the proxy card how to vote your shares by completing, signing and mailing the enclosed proxy card in the envelope provided.

If you are a stockholder of record and execute a proxy card but do not indicate how you would like your shares voted for one or more of the director nominees named in this proxy statement, the agents will vote FOR the election of each such director nominee.  To the extent allowed by applicable law, the agents will vote in their discretion on any other matter that may properly come before the meeting.

Q:           How do I vote if my shares are held by a brokerage firm or other nominee?

A:
If your shares are held by a brokerage firm or other nominee, you must follow the instructions from your brokerage firm or other nominee on how to vote your shares.   In order to ensure your brokerage firm or other nominee votes your shares in the manner you would like, you must provide voting instructions to your brokerage firm or other nominee by the deadline provided in the materials you receive from your brokerage firm or other nominee.  Under the applicable rules of the NYSE, brokerage firms or other nominees holding shares of record on behalf of a client who is the actual beneficial owner of such shares are authorized to vote on certain routine matters without receiving instructions from the beneficial owner of the shares. This year the rules regarding how brokerage firms or other nominees may vote your shares have changed.  Brokerage firms or other nominees may no longer vote your shares on the election of a director nominee in the absence of your specific instructions as to how to vote.  We encourage you to provide instructions to your brokerage firm or other nominee regarding the voting of your shares.  If you do not instruct your brokerage firm or other nominee how to vote with respect to the election of a director nominee, your brokerage firm or other nominee may not vote with respect to the election of such director nominee and your vote will be counted as a “broker/nominee non-vote.”  “Broker/nominee non-votes” are shares that are held with a brokerage firm or other nominee for which the brokerage firm or other nominee does not have discretionary authority to vote on a particular matter in the absence of instructions from the beneficial holder.  A broker/nominee non-vote regarding a particular director nominee will not be counted as a vote cast and, therefore, will not affect the election of such director nominee.

Q:           Who will count the votes?

A:	The board of directors has appointed AST, our transfer agent and registrar, to ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the meeting.

Q:           Is my vote confidential?

A:	Yes. All proxy cards, ballots or voting instructions delivered to AST will be kept confidential in accordance with our bylaws.

Q:           How do I change or revoke my voting instructions if I am a stockholder of record?

A:	If you are a stockholder of record, you may change or revoke your proxy instructions in any of the following ways:

•	delivering to AST a written revocation;

•	submitting another proxy card bearing a later date; or

•	voting in person at the annual meeting.

Q:	How do I change or revoke my proxy instructions if my shares are held by a brokerage firm or other nominee?

A:
If your shares are held by a brokerage firm or other nominee, you must follow the instructions from your brokerage firm or other nominee on how to change or revoke your voting instructions or how to vote in person at the annual meeting.

Q:           What constitutes a quorum?

A:
A quorum is the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting.  Votes withheld from a director nominee and broker/nominee non-votes will be counted as being in attendance at the meeting for purposes of determining whether a quorum is present.

Q:	Assuming a quorum is present, what vote is required to elect a director nominee?

A:
A plurality of the affirmative votes of the holders of our outstanding shares of common stock represented and entitled to vote at the meeting is necessary to elect each director nominee.  You may indicate on your proxy card or in your voting instructions that you desire to withhold authority to vote for any of the director nominees.  Since director nominees need only receive a plurality of the affirmative votes from the holders represented and entitled to vote at the meeting to be elected, a vote withheld or a broker/nominee non-vote regarding a particular nominee will not affect the election of such director nominee.

Q:	Assuming a quorum is present, what vote is required to approve any other matter to come before the meeting?

A:
Except as applicable laws may otherwise provide, the approval of any other matter that may properly come before the meeting will require the affirmative votes of the holders of a majority of the outstanding shares represented and entitled to vote at the meeting.  Broker/nominee non-votes will not be counted as votes for or against any such other matter.

Q:           Who will pay for the cost of soliciting the proxies?

A:
We will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders.  In addition to the solicitation by mail, our directors, officers and regular employees may solicit proxies by telephone or in person for which such persons will receive no additional compensation.  Upon request, we will reimburse brokerage firms or other nominees for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of our common stock that such entities hold of record.

CONTROLLING STOCKHOLDER

As of the record date, VHC and other entities or individuals related to Harold C. Simmons held, in the aggregate, approximately 52.2% of our outstanding shares of common stock.  VHC and such other entities or individuals have indicated their intention to have such shares represented at our 2010 annual meeting of stockholders and to vote such shares “FOR” the election of each of the nominees for director set forth in this proxy statement.  If VHC and such other entities or individuals attend the meeting in person or by proxy and vote as indicated, the meeting will have a quorum present and the stockholders will elect all of the nominees named in this proxy statement to the board of directors.

SECURITY OWNERSHIP

The following table and footnotes set forth as of the record date the beneficial ownership, as defined by regulations of the SEC, of our common stock held by each individual, entity or group known to us to own beneficially more than 5% of the outstanding shares of our common stock, each director, each named executive officer and all of our directors and executive officers as a group.  See footnote 4 below for information concerning the relationships of certain other individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of our common stock.  None of the following entities or individuals own shares of our series A preferred stock.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	TIMET Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)

Harold C. Simmons (3)	7,421,787	(4)	4.1%
Valhi Holding Company (3)	47,038,436	(4)	26.2%
NL Industries, Inc (3)	1,449,097	(4)(5)	*
Valhi, Inc. (3)	826,959	(4)	*
The Combined Master Retirement Trust (3)	15,434,604	(4)	8.6%
Harold Simmons Foundation, Inc. (3)	49,525	(4)	*
Annette C. Simmons (3)	21,575,875	(4)	12.0%
The Annette Simmons Grandchildren’s Trust (3)	15,432	(4)	*
	93,811,715	(4)	52.2%

Keith R. Coogan	3,500		*
Glenn R. Simmons	157,379	(4)(6)	*
Thomas P. Stafford	3,500		*
Steven L. Watson	176,735	(4)	*
Terry N. Worrell	2,500		*
Paul J. Zucconi	8,000		*
Bobby D. O’Brien	-0-	(4)	-0-
Robert D. Graham	-0-	(4)	-0-
James W. Brown	-0-	(4)	-0-

All our directors and current executive officers as a group (15 persons)	94,163,729	(4)(5)(6)	52.4%
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*           Less than 1%.

(1)	Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.

(2)	The percentages are based on 179,551,134 shares of our common stock outstanding as of the record date.

(3)
The business address of VHC, NL, Valhi, the CMRT, the Foundation, Harold C. and Annette C. Simmons and the Grandchildren’s Trust is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.

(4)
VHC, Annette C. Simmons, the CMRT, Harold C. Simmons, NL, Valhi, NL EMS, the Foundation and the Grandchildren’s Trust  are the holders of approximately 26.2%, 12.0%, 8.6%, 4.1%, 0.5%, 0.5%, 0.3%, less than 0.1% and less than 0.1%, respectively, of the outstanding shares of our common stock.

NL is the holder of 100% of the outstanding common stock of NL EMS.  Valhi and TFMC are the direct holders of approximately 83.1% and 0.5%, respectively, of the outstanding common stock of NL.  We are the holder of 100% of the outstanding common stock of TFMC.

VHC, TFMC, the Foundation, Contran, Annette C. Simmons, Harold C. Simmons and the CMRT are the direct holders of approximately 92.2%, 1.1%, 0.9%, 0.3%, 0.2%, 0.2% and 0.1%, respectively, of the outstanding common stock of Valhi.  Contran’s percentage ownership of Valhi common stock includes approximately 0.3% directly held by the CDCT.  Dixie Rice is the direct holder of 100% of the outstanding common stock of VHC.  Contran is the beneficial holder of 100% of the outstanding common stock of Dixie Rice.

Substantially all of Contran’s outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee, or held by Mr. Simmons or persons or other entities related to Mr. Simmons.  As sole trustee of these trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by these trusts.  Mr. Simmons, however, disclaims beneficial ownership of any Contran shares these trusts hold.

The CDCT directly holds approximately 0.3% of the outstanding shares of Valhi common stock.  U.S. Bank National Association serves as the trustee of the CDCT.  Contran established the CDCT as an irrevocable “rabbi trust” to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons.  If the CDCT assets are insufficient to satisfy such obligations, Contran is obligated to satisfy the balance of such obligations as they come due.  Pursuant to the terms of the CDCT, Contran retains the power to vote the shares held by the CDCT, retains dispositive power over such shares and may be deemed the indirect beneficial owner of such shares.

The CMRT directly holds approximately 8.6% of the outstanding shares of our common stock and approximately 0.1% of the outstanding shares of Valhi common stock.  TIMET’s shares are held in a CMRT sub-trust in which TIMET’s pension plans do not have any beneficial interest.  Contran sponsors the CMRT to permit the collective investment by master trusts that maintain assets of certain employee defined benefit plans Contran and related entities adopt.  Harold C. Simmons is the sole trustee of this trust and a member of the investment committee for this trust.  Contran selects the trustee and members of the trust’s investment committee.  Other than Mr. Armstrong, all of our executive officers and Mr. Glenn Simmons are participants in one or more of the employee benefit plans that invest through the CMRT.  Each of such persons disclaims beneficial ownership of any of the shares this trust holds, except to the extent of his or her individual vested beneficial interest, if any; in the plan assets this trust holds.

The Foundation directly holds less than 0.1% of the outstanding shares of our common stock and approximately 0.9% of the outstanding shares of Valhi common stock.  The Foundation is a tax-exempt foundation organized for charitable purposes.  Harold C. Simmons is the chairman of the board of the Foundation.

NL and NL EMS directly own 3,604,790 shares and 1,186,200 shares, respectively, of Valhi common stock.  As already stated, Valhi directly holds 83.1% of the outstanding shares of NL common stock.  Pursuant to Delaware law, Valhi treats the shares of Valhi common stock that NL and NL EMS own as treasury stock for voting purposes and for the purposes of this statement such shares are not deemed outstanding.

Harold C. Simmons is the chairman of the board and chief executive officer of NL and the chairman of the board of us, Valhi, VHC, Dixie Rice and Contran.

By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, (a) Harold C. Simmons may be deemed to control certain of such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of shares directly held by certain of such other entities.  However, Mr. Simmons disclaims beneficial ownership of the shares beneficially owned, directly or indirectly, by any of such entities, except to the extent of his vested beneficial interest, if any, in shares held by the CDCT or CMRT.  Mr. Simmons disclaims beneficial ownership of all shares of our common stock beneficially owned, directly or indirectly, by VHC, NL, Valhi or the Foundation.

Annette C. Simmons is the wife of Harold C. Simmons and the direct owner of 21,575,875 shares of our common stock, 292,225 shares of NL common stock and 203,065 shares of Valhi common stock.  Mr. Simmons may be deemed to share indirect beneficial ownership of such shares.  Mr. Simmons disclaims all such beneficial ownership.  Ms. Simmons disclaims beneficial ownership of all shares of our common stock that she does not own directly.

Harold C. Simmons is the direct owner of 7,421,787 shares of our common stock, 881,600 shares of NL common stock and 180,432 shares of Valhi common stock.

The Grandchildren’s Trust is the direct holder of 15,432 shares of our common stock and 31,800 shares of Valhi common stock.  Mr. and Ms. Simmons are each a co-trustee of this trust and each has the power to vote and direct the disposition of the shares of the common stock the trust holds.  Mr. Simmons and his spouse each disclaims beneficial ownership of any shares that this trust holds.

Contran is the sole owner of Valhi’s 6% series A preferred stock and a trust related to Harold C. Simmons is the sole owner of VHC’s 2% convertible preferred stock.  Messrs. Harold and Glenn Simmons and Watson each hold of record one director qualifying share of Dixie Rice.

VHC has pledged 12,878,081 shares of our common stock as security and 8,577,160 shares of Valhi common stock as security.

Shares owned by Contran or its related entities or their executive officers or directors may be held in margin accounts at brokerage firms.  Under the terms of the margin account agreements, stocks and other assets held in these accounts may be pledged to secure margin obligations under these accounts.  Annette C. Simmons holds all of her 292,225 shares of NL common stock and 203,065 shares of Valhi common stock in a margin account at a brokerage firm.  The Grandchildren’s Trust holds all of its 15,432 shares of our common stock and 31,800 shares of Valhi common stock in a margin account at a brokerage firm.

The business address of Contran is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697 and the business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana  70542.

(5)	Includes 566,529 shares of our common stock held by NL EMS.

(6)	Includes 12,282 shares of our common stock held by his spouse.

We understand that Contran and related entities may consider acquiring or disposing of shares of our common stock or series A preferred stock through open market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of our common stock or series A preferred stock in the market, an assessment of our business and prospects, financial and stock market conditions and other factors deemed relevant by such entities.  We may similarly consider acquisitions of shares of our common stock or series A preferred stock and acquisitions or dispositions of securities issued by related entities.

ELECTION OF DIRECTORS

Our bylaws provide that the board of directors shall consist of one or more members as determined by our board of directors or stockholders.  The board of directors has currently set the number of directors at seven and recommends the seven director nominees named in this proxy statement for election at our 2010 annual stockholder meeting.  The directors elected at the meeting will hold office until our 2011 annual stockholder meeting and until their successors are duly elected and qualified or their earlier removal or resignation.

All of the nominees are currently members of our board of directors whose terms will expire at the 2010 annual meeting.  Our nominations committee unanimously nominated each of the nominees to stand for re-election to our board.  All of the nominees have agreed to serve if elected.  If any nominee is not available for election at the meeting, your shares will be voted FOR an alternate nominee to be selected by the board of directors, unless you withhold authority to vote for such unavailable nominee.  The board of directors believes that all of its nominees will be available for election at the meeting and will serve if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Nominees for Director.  All of our nominees have extensive senior management and policy-making experience.  Each of the nominees has served on our board of directors for at least two years and is knowledgeable about our business.  Each of our independent directors is financially literate.  The nominations committee and the board of directors considered each nominee’s specific business experiences described in the biographical information provided below in determining whether to nominate him for election as a director.

Keith R. Coogan, age 57, has served on our board of directors since 2006.  From 2007 to January 2009, Mr. Coogan served as president and chief executive officer of Pomeroy IT Solutions, Inc., an information technology services and solutions provider.  From 2002 to 2006, Mr. Coogan served as chief executive officer of Software Spectrum, Inc., a global business-to-business software services provider that Level 3 Communications, Inc. sold to Insight Enterprises Inc. in 2006.  From 1991 to 2002, Software Spectrum was a publicly held corporation.  From 1990 to 2002, he served in various other executive officer positions with Software Spectrum, including vice president of finance and operations and chief operating officer.  He has also served as a director of Kronos Worldwide since prior to 2005 and is a member of Kronos Worldwide’s audit committee and management development and compensation committee.  Mr. Coogan was a director of Software Spectrum from 1998 to 2006, Pomeroy from 2007 to 2009, CompX from 2002 to 2006 and Keystone from 2003 to 2005.  Mr. Coogan is a member of our audit committee and our management development and compensation committee.

Mr. Coogan has four years of experience on our board of directors, audit committee and management development and compensation committee.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from other publicly and privately held entities for which he currently serves or formerly served.

Glenn R. Simmons, age 82, has served on our board of directors since 1999.  Since prior to 2005, Mr. Simmons has been vice chairman of the board of Contran and chairman of the board of CompX and Keystone.  He also has served on the board of directors of Kronos Worldwide and NL since prior to 2005.  In 2004, Keystone filed a voluntary petition for reorganization under federal bankruptcy laws and emerged from the bankruptcy proceedings in 2005.  Mr. Simmons has been an executive officer or director of various companies related to Contran and Valhi since 1969.  He is a brother of Harold C. Simmons.

Mr. Simmons has long and extensive experience with our business.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from other publicly and privately held entities affiliated with us for which he currently serves or formerly served.

Harold C. Simmons, age 78, has served as our chairman of the board since 2005 and on our board of directors since 2004.  He served as our chief executive officer from 2005 to 2006 and our vice chairman of the board from 2004 to 2005.  Since prior to 2005, Mr. Simmons has served as chairman of the board and chief executive officer of NL and chairman of the board of Contran and Valhi.  He also has served as chairman of the board of Kronos Worldwide since prior to 2005.  He served as Kronos Worldwide’s chief executive officer from prior to 2005 to February 2009.  Mr. Simmons has been an executive officer or director of various companies related to Contran and Valhi since 1961.  He is a brother of Glenn R. Simmons.

Mr. Simmons has long and extensive experience with our business.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from other publicly and privately held entities affiliated with us for which he currently serves or formerly served.

General Thomas P. Stafford (retired), age 79, has served on our board of directors since 2006 and previously served as our director from 1996 to 2003.  Gen. Stafford was selected as an astronaut in 1962, piloted Gemini VI in 1965 and commanded Gemini IX in 1966.  In 1969, Gen. Stafford was named Chief of the Astronaut Office and was the Apollo X commander for the first lunar module flight to the moon.  He commanded the Apollo-Soyuz joint mission with the Soviet cosmonauts in 1975.  He served as U.S. Air Force Deputy Chief of Staff for Research and Development and Acquisition.  After his retirement from the United States Air Force in 1979 as Lieutenant General, he became chairman of Gibraltar Exploration Limited, an oil and gas exploration and production company, and served in that position until 1984, when he joined General Technical Services, Inc., a consulting firm.  Gen. Stafford was also affiliated with Stafford, Burke and Hecker, Inc., a Washington-based consulting firm, from 1982 until 2005.  Gen. Stafford has more recently served as an advisor to a number of government agencies including the National Aeronautics and Space Administration (NASA) and the Air Force Material Command.  He is currently chairman of the NASA Advisory Council Task Force on the International Space Station Program, and also served as co-chairman of the Stafford-Covey NASA Space Shuttle Return to Flight Task Group.  Gen. Stafford has received many honors and decorations including the Congressional Space Medal of Honor.  He has also served as a director of NL since 2000 and is the chairman of each of NL’s audit committee and management development and compensation committee.  Gen. Stafford is chairman of each of our audit committee, management development and compensation committee, and nominations committee.

Gen. Stafford has over eleven years of experience on our board of directors and at least ten years of experience on our audit committee and management development and compensation committee.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from various government entities and from other publicly and privately held entities for which he currently serves or formerly served.

Steven L. Watson, age 59, has served as our vice chairman of the board since 2005 and on our board of directors since 2000.  He also served as our chief executive officer from 2006 to December 2009 and as our president during 2006.  Since prior to 2005, Mr. Watson has been president and a director of Contran and president, chief executive officer and a director of Valhi.  He has also served as chief executive officer of Kronos Worldwide since February 2009 and its vice chairman of the board since prior to 2005.  Mr. Watson has served as a director of CompX, Keystone and NL since prior to 2005.  Mr. Watson has served as an executive officer or director of various companies related to Contran and Valhi since 1980.

Mr. Watson has long and extensive experience with our business.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from other publicly and privately held entities affiliated with us for which he currently serves or formerly served.

Terry N. Worrell, age 65, has served on our board of directors since 2007 and previously served on our board in 2003.  Mr. Worrell has been a private investor with Worrell Investments, Inc., a real estate investment company, since 1989.  From 1974 to 1989, Mr. Worrell was president and chief executive officer of Sound Warehouse of Dallas Inc., a chain of retail music stores.  From prior to 2005 until 2009, Mr. Worrell served as a director of Regency Centers Corporation and from prior to 2005 to 2007 as a trust manager of Crescent Real Estate Equities Company, both real estate investment trusts.  Mr. Worrell has also served as a director of NL since prior to 2005 and on its audit committee and management development and compensation committee.  He is a member of our audit committee, management development and compensation committee, and nominations committee.

Mr. Worrell has extensive experience with our business.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from other publicly and privately held entities for which he currently serves or formerly served.

Paul J. Zucconi, age 69, has served on our board of directors since 2002.  In 2001, Mr. Zucconi retired after 33 years at KPMG LLP where he was most recently an audit partner.  Mr. Zucconi is a member of the American Institute of Certified Public Accountants.  Mr. Zucconi has served on the board of directors and audit committee of each of Torchmark Corporation, a major life and health insurance company, and Affirmative Insurance Holdings, Inc., a provider of non-standard automobile insurance, since prior to 2005 and serves on the board of directors of the National Kidney Foundation serving North Texas.  He has served as a trustee and a member of the audit committee of the American Beacon Funds, a series of mutual funds, since 2008.  Mr. Zucconi is a member of our audit committee.

Mr. Zucconi has over five years of experience on our board of directors and on our audit committee.  He also has senior executive, operating, corporate governance, finance and financial accounting and auditing experience from one of the largest independent international public accounting firms and from other publicly and privately held entities for which he currently serves or formerly served.

EXECUTIVE OFFICERS

Set forth below is certain information relating to our executive officers.  Each executive officer serves at the pleasure of the board of directors.  Biographical information with respect to Harold C. Simmons and Steven L. Watson is set forth under the Nominees for Director subsection above.

Name	Age	Position(s)
Harold C. Simmons	78	Chairman of the Board
Steven L. Watson	59	Vice Chairman of the Board
Bobby D. O’Brien	52	President and Chief Executive Officer
Robert D. Graham	54	Executive Vice President
Christopher Armstrong	45	Executive Vice President – Strategic Planning and Business Initiatives
James W. Brown	53	Vice President and Chief Financial Officer
Kelly D. Luttmer.	46	Vice President and Tax Director
Andrew B. Nace	45	Vice President and General Counsel
John A. St. Wrba.	53	Vice President and Treasurer
Scott E. Sullivan	41	Vice President and Controller

Bobby D. O’Brien has served as our chief executive officer since December 2009 and as our president since 2007.  He served as our executive vice president and chief financial officer from 2006 to 2007 and our vice president from 2004 to 2006.  Mr. O’Brien has served as chief financial officer and vice president of Valhi and Contran since prior to 2005.  In 2005 and prior years, he served as treasurer of Valhi and Contran.  Mr. O’Brien has served in financial and accounting positions with various companies related to us and Contran since 1988.

Robert D. Graham has served as our executive vice president since 2006.  From 2004 to 2006, he served as our vice president.  He also has served as executive vice president and general counsel of Kronos Worldwide since 2009 and as vice president and general counsel of NL since prior to 2005.  Mr. Graham has served as vice president of Contran and Valhi since 2002.

Christopher Armstrong has served as our executive vice president – strategic planning and business initiatives since 2008.  He served as a consultant to us on strategic planning and business development matters from 2007 to 2008.  Prior to 2005 Mr. Armstrong served as a professional in the Corporate Development and Turnaround Divisions of PwC and FTI Consulting, ultimately holding the position of senior managing director.

James W. Brown has served as our vice president and chief financial officer since 2007.  He served as our vice president, corporate finance from 2006 to 2007.  From 2003 to 2006, he served as vice president and controller of NL and Kronos Worldwide.

Kelly D. Luttmer has served as our vice president and tax director since 2006.  She also has served as vice president and tax director of CompX, Contran, Kronos Worldwide, NL and Valhi since prior to 2005.  Ms. Luttmer has served in tax accounting positions with various companies related to us and Contran since 1989.

Andrew B. Nace has been our vice president and general counsel since 2006.  Mr. Nace has served as legal counsel to companies related to us and Contran since 2003.

John A. St. Wrba has served as our vice president and treasurer since 2005.  Since prior to 2005, he has served as vice president and treasurer of Contran, Kronos Worldwide and NL.  Mr. St. Wrba has also served as vice president and treasurer of Valhi since 2005.

Scott E. Sullivan has been our vice president and controller since 2006 and served as our assistant corporate controller from 2004 to 2006.  Prior to 2005 he served as our director of financial reporting.

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees.  Because persons and entities related to Mr. Harold C. Simmons own 52.2% of our common stock, we are considered a controlled company under the corporate governance standards of the NYSE.  Although pursuant to the NYSE corporate governance standards, a controlled company may choose not to have a majority of independent directors, independent compensation, nominations or corporate governance committees or charters for these committees, we currently intend to continue voluntarily complying with the NYSE corporate governance standards for non-controlled companies.   We may choose at any time in the future to only comply with some or all of the NYSE corporate governance standards applicable to controlled companies.  Applying the NYSE director independence standards without any additional categorical standards, our board of directors has determined that Keith R. Coogan, Thomas P. Stafford, Terry N. Worrell and Paul J. Zucconi are independent and have no material relationship with us other than serving as our directors.  Accordingly, our board of directors has a majority of independent directors.

In determining that Mr. Worrell has no material relationship with us other than serving as our director, the board of directors considered the following relationship:

●
As part of a five-year pledge of $5.0 million beginning in 2004, the Harold Simmons Foundation, Inc., of which Harold C. Simmons is the chairman of the board, contributed $1.0 million in 2007 and 2009 to the Children’s Medical Foundation of Texas, of which foundation Mr. Worrell serves as a trustee.

The board determined that Mr. Worrell did not have a direct or indirect material interest in this transaction based on his representation that he receives no compensation for serving as a trustee of Children’s Medical Foundation of Texas.

2009 Meetings and Standing Committees of the Board of Directors.  The board of directors held five meetings and took action by written consent on two occasions in 2009.  Each director participated in at least 75% of all of such meetings and of the 2009 meetings of the committees on which he served at the time.  It is expected that each director will attend our annual meeting of stockholders, which is held immediately before the annual meeting of the board of directors.  All but one of our directors attended our 2009 annual stockholder meeting.

The board of directors has established and delegated authority to three standing committees, which are described below.  The board of directors is expected to elect the members of the standing committees at the board of directors annual meeting immediately following the annual stockholder meeting.  The board of directors from time to time may establish other committees to assist it in the discharge of its responsibilities.  Although as a controlled company we are not required to have a management development and compensation committee or nominations committee, we currently intend to retain both committees.

Audit Committee.  Our audit committee assists with the board of directors’ oversight responsibilities relating to our financial accounting and reporting processes and auditing processes.  The purpose, authority, resources and responsibilities of our audit committee are more specifically set forth in its charter.  Applying the requirements of the NYSE listing standards (without additional categorical standards) and SEC regulations, as applicable, the board of directors has determined that:

•	each member of our audit committee is independent, financially literate and has no material relationship with us other than serving as our director; and

•	Mr. Paul J. Zucconi is an “audit committee financial expert.”

Mr. Zucconi currently serves on four public company audit committees.  The board of directors has determined that such simultaneous service by Mr. Zucconi does not impair his ability to serve effectively on our audit committee.  For further information on the role of our audit committee, see the Audit Committee Report in this proxy statement.  The current members of our audit committee are Thomas P. Stafford (chairman), Keith R. Coogan, Terry N. Worrell and Paul J. Zucconi.  Our audit committee held seven meetings and took action by written consent on one occasion in 2009.

Management Development and Compensation Committee; Compensation Policies and Practices.  The principal responsibilities and authority of the management development and compensation committee are as follows:

•	to review and approve certain matters involving executive compensation, including making recommendations to the board of directors regarding any proposed charges to us pursuant to an ISA;

•	to review and approve grants of stock options, stock appreciation rights and awards of restricted stock under our stock incentive plan;

•	to review and recommend adoption of or revisions to compensation plans and employee benefit programs except as otherwise delegated by the board of directors;

•	to review and recommend compensation policies and practices and to review and approve such compensation committee disclosures as may be required; and

•
to review and recommend any executive employment contract, and to provide counsel on key personnel selection, organization strategies and such other matters as the board of directors may from time to time direct.

The purpose, authority, resources and responsibilities of our management development and compensation committee are more specifically set forth in its charter.  As discussed above, the board of directors has determined that each member of our management development and compensation committee is independent by applying the NYSE director independence standards (without additional categorical standards).  In certain instances under our 1996 Long-Term Incentive Plan, a plan allowing for grants of cash or equity performance awards, the management development and compensation committee may delegate its authority to administer this plan to certain individuals, which delegation authority the committee has not utilized.  With respect to the role of our executive officers in determining or recommending the amount or form of executive compensation, see the Compensation Discussion and Analysis section of this proxy statement.  With respect to director compensation, our executive officers make recommendations on such compensation directly to our board of directors for its consideration without involving the management development and compensation committee.  The current members of our management development and compensation committee are Thomas P. Stafford (chairman), Keith R. Coogan and Terry N. Worrell.  Our management development and compensation committee held one meeting and took action by written consent on one occasion in 2009.

Nominations Committee; Identifying and Evaluating Director Nominees.  Our nominations committee recommends nominees to the board of directors.  The principal responsibilities and authority of the nominations committee are to:

•	identify individuals qualified to become board members and recommend to the board for its consideration and approval a slate of candidates to stand for election to the board;

•
review and make recommendations on such matters relating to the board as the board may request from time to time, including, without limitation, the size and composition of the board, the classification or non-classification of the board, the term of office of board members, criteria for nominations of candidates to stand for election to the board and procedures for the nominations process;

•	consider written recommendations made by our stockholders with respect to the election of board members;

•	review and reassess its charter and our corporate governance guidelines periodically and report to our board of directors any suggested changes to either; and

•	oversee the evaluations of our board of directors and management.

The purpose, authority, resources and responsibilities of our nominations committee are more specifically set forth in its charter.  As discussed above, the board of directors has determined that each member of our nominations committee is independent by applying the NYSE director independence standards (without additional categorical standards).  The current members of our nominations committee are Thomas P. Stafford (chairman) and Terry N. Worrell.  Our nominations committee held one meeting in 2009.  See the Stockholder Proposals and Director Nominations for the 2011 Annual Meeting of Stockholders section below for the committee’s procedures for receiving director nominations.

Historically, our management has recommended director nominees to the nominations committee.  As stated in our corporate governance guidelines:

•	our board of directors has no specific minimum qualifications for director nominees;

•
each nominee should possess the necessary business background, skills and expertise at the policy-making level and a willingness to devote the required time to the duties and responsibilities of membership on the board of directors; and

•
the board of directors believes that experience as our director is a valuable asset and that directors who have served on the board for an extended period of time are able to provide important insight into our operations and future.

In identifying, evaluating and determining our director nominees, our nominations committee follows such corporate governance guidelines.  The nominations committee also considers the nominee’s ability to satisfy the need, if any, for any required expertise on the board of directors or one of its committees.  While we do not have any policy regarding the diversity of our nominees, the board believes our director nominees possess a diverse range of senior management experience that aids the board in fulfilling its responsibilities.  The nominations committee believes its procedures for identifying and evaluating director nominees are appropriate for a controlled company under the NYSE listing standards.

Risk Oversight.  Our board of directors oversees the actions we take in managing the material risks to which we are subject.  Our management is responsible for our day-to-day management of risk.  The board’s oversight of our material risks is undertaken through, among other things, various reports and assessments that management presents to the board and the related board discussions.  The board has delegated some of its primary risk oversight to our audit committee and management development and compensation committee.  Our audit committee annually receives management’s reports and assessments on, among other things, the risk of fraud, certain material business risks and a ranking of such material business risks and on our insurance program.  The audit committee also receives reports from our independent registered public accounting firm regarding, among other things, financial risks and the risk of fraud.  Our management development and compensation committee receives management’s assessments on the likelihood that our compensation policies and practices could have a material adverse effect on us, as more fully described in the Compensation Policies and Practices as They Relate to Risk Management section of this proxy statement.  The audit committee and management development and compensation committee report to the board of directors about their meetings. We believe the leadership structure of the board of directors is appropriate for our risk oversight.

Leadership Structure of the Board of Directors and Non-Management and Independent Director Meetings.  As discussed before, Harold C. Simmons serves as our chairman of the board and Bobby D. O’Brien serves as our chief executive officer.  Pursuant to our corporate governance guidelines, our independent directors are entitled to meet on a regular basis throughout the year, and will meet at least once annually without the participation of our other directors who are not independent.  While we do not have a lead independent director, the chairman of our audit committee presides at all of the meetings of our independent directors.  The board of directors believes its leadership structure is appropriate for a controlled company under the NYSE listing standards.  In 2009, we complied with the NYSE requirements for meetings of our non-management and independent directors.

Stockholder Proposals and Director Nominations for the 2011 Annual Meeting of Stockholders.  Stockholders may submit proposals on matters appropriate for stockholder action at our annual stockholder meetings, consistent with rules adopted by the SEC.  We must receive such proposals not later than December 8, 2010 to be considered for inclusion in the proxy statement and form of proxy card relating to our annual meeting of stockholders in 2011.  Our bylaws require that the proposal must set forth a brief description of the proposal, the name and address of the proposing stockholder as they appear in our records, the number of shares of our common stock the stockholder holds and any material interest the stockholder has in the proposal.

The board of directors will consider the director nominee recommendation of our stockholder in accordance with the process discussed above.  Our nominations committee charter and bylaws require that a nomination set forth the name and address of the nominating stockholder, a representation that the stockholder will be a stockholder of record entitled to vote at the annual stockholder meeting and intends to appear in person or by proxy at the meeting to nominate the nominee, a description of all arrangements or understandings between the stockholder and the nominee (or other persons pursuant to which the nomination is to be made), such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the consent of the nominee to serve as a director if elected.

For proposals or director nominations to be brought at the 2011 annual meeting of stockholders but not included in the proxy statement for such meeting, our bylaws require that the proposal or nomination must be delivered or mailed to our principal executive offices in most cases no later than February 21, 2011.  Proposals and nominations should be addressed to our corporate secretary at Titanium Metals Corporation, Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

Communications with Directors.  Stockholders and other interested parties who wish to communicate with the board of directors or its independent directors may do so through the following procedures.  Such communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to us may be sent to the attention of our corporate secretary at Titanium Metals Corporation, Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.  Provided that any such communication relates to our business or affairs and is within the function of our board of directors or its committees, and does not relate to insignificant or inappropriate matters, such communication, or a summary of such communication, will be forwarded to the chairman of our audit committee, who also serves as the presiding director of our independent director meetings.

Complaints or concerns regarding accounting, internal accounting controls and auditing matters, which may be made anonymously, should be sent to the attention of our general counsel with a copy to our chief financial officer at the same address as our corporate secretary.  These complaints or concerns will be forwarded to the chairman of our audit committee.  We will keep these complaints or concerns confidential and anonymous, to the extent feasible, subject to applicable law.  Information contained in such a complaint or concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

Compensation Committee Interlocks and Insider Participation.  As discussed above, for 2009 the management development and compensation committee was composed of Thomas P. Stafford, Terry N. Worrell and Keith R. Coogan.  No member of the committee:

•	was an officer or employee of ours during 2009 or any prior year;

•	had any related party relationships with us that requires disclosure under applicable SEC rules; or

•	had any interlock relationships under applicable SEC rules.

For 2009, no executive officer of ours had any interlock relationships within the scope of the intent of applicable SEC rules.  However, our chairman of the board and vice chairman of the board are on the board of directors of Contran and Contran employs each of them and Glenn R. Simmons, who each serve as one of our directors.

Code of Business Conduct and Ethics.  We have adopted a code of business conduct and ethics.  The code applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller.  Only the board of directors may amend the code.  Only our audit committee or other committee of the board of directors with specifically delegated authority may grant a waiver of this code.  We will disclose amendments to or waivers of the code as required by law and the applicable rules of the NYSE.

Corporate Governance Guidelines.  We have adopted corporate governance guidelines to assist the board of directors in exercising its responsibilities.  Among other things, the corporate governance guidelines provide for director qualifications, for independence standards and responsibilities, for approval procedures for ISAs and that our audit committee chairman preside at all meetings of the independent directors.

Availability of Corporate Governance Documents.  A copy of each of our committee charters, code of business conduct and ethics and corporate governance guidelines is available on our website at www.timet.com (under the investor information, corporate governance section).

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

AND OTHER INFORMATION

Compensation Discussion and Analysis.   This Compensation Discussion and Analysis describes the key principles and factors underlying our executive compensation policies for our named executive officers.  For the last three years, all of our named executive officers in this proxy statement were employed and compensated directly by Contran.  We paid director fees in the form of cash and stock compensation to each of our chairman of the board and our vice chairman of the board for their service on our board.  Other than these director fees, we did not pay any compensation directly to our named executive officers.  As defined in the Glossary of Terms at the beginning of this proxy statement, the phrase “named executive officers” refers to the five persons whose compensation is summarized in the 2009 Summary Compensation Table below.  Such phrase is not intended, and does not, refer to all of our executive officers.

Intercorporate Services Agreement.  In each of the last three years we paid Contran a fee for services provided pursuant to our ISA with Contran, which fee was approved by our independent directors after receiving the recommendation of our management development and compensation committee and the concurrence of our chief financial officer.  Such services provided under this ISA included the services of our current executive officers as follows:

Name	Position(s)

Harold C. Simmons	Chairman of the Board
Steven L. Watson	Vice Chairman of the Board
Bobby D. O’Brien	President and Chief Executive Officer
Robert D. Graham	Executive Vice President
Christopher Armstrong	Executive Vice President – Strategic Planning and Business Initiatives
James W. Brown	Vice President and Chief Financial Officer
Kelly D. Luttmer	Vice President and Tax Director
Andrew B. Nace	Vice President and General Counsel
John A. St. Wrba	Vice President and Treasurer
Scott E. Sullivan	Vice President and Controller

Other than Messrs. Armstrong, Brown, Nace and Sullivan, each of these persons also serves as an executive officer of Contran.

The charge under this ISA reimburses Contran for its cost of employing or engaging the personnel who provide the services by allocating such cost to us based on the estimated percentage of time such personnel were expected to devote to us over the year.  The amount of the fee we paid in each of the last three years under this ISA for a person who provided services to us represents, in management’s view, the reasonable equivalent of “compensation” for such services.  See the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement for the aggregate amount we paid to Contran in 2009 under this ISA.  Under the various ISAs among Contran and its subsidiaries, we share the cost of the employment of our named executive officers, all of whom are employed by Contran, with Contran and certain of its other publicly and privately held subsidiaries.  For our named executive officers, the portion of the annual charge we paid for each of the last three years under our ISA with Contran attributable to each of their services is set forth in footnote 2 to the 2009 Summary Compensation Table in this proxy statement.  Footnote 2 also sets forth the cash fees we paid to each of Messrs. Harold C. Simmons and Watson for their director services.  The amount charged under the ISA and the cash director fees are not dependent upon our financial performance.

We believe the cost of the services received under our ISA with Contran, after considering the quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely on our collective business judgment and experience without performing any independent market research.

In the early part of each year, Contran’s senior management, including certain of our named executive officers, estimate the percentage of time that each Contran employee, including our named executive officers, is expected to devote in the upcoming year to Contran and its subsidiaries, including us.  Contran’s senior management then allocates Contran’s cost of employing each of its employees among Contran and its various subsidiaries based on such estimated percentages.  Contran’s aggregate cost of employing each of its employees comprises:

•	the annualized base salary of such employee at the beginning of the year;

•
an estimate of the bonus Contran will pay or accrue for such employee (other than bonuses for specific matters) for the year, using as a reasonable approximation for such bonus the actual bonus that Contran paid or accrued for such employee in the prior year; and

•
Contran’s portion of the social security and medicare taxes on such base salary and an estimated overhead factor (17% for 2009 as compared to 17% for 2008 and 19% for 2007) applied to the base salary for the cost of medical and life insurance benefits, unemployment taxes, disability insurance, defined benefit and defined contribution plan benefits, professional education and licensing and costs of providing an office, equipment and supplies related to providing such services.

The overhead factor declined in 2008 as compared to 2007 as a result of Contran achieving additional economies of scale and being able to spread the fixed costs included in determining the overhead factor over a greater number of employees providing services under various ISAs.  Contran’s senior management subsequently made such adjustments to the details of the proposed ISA charge as they deemed necessary for accuracy, overall reasonableness and fairness to us.

In the first quarter of each year, the proposed charge for that year under our ISA with Contran is presented to our management development and compensation committee, and the committee considers whether to recommend that our board of directors approve the ISA charge.  Among other things during such presentation, the committee is informed of:

•	the quality of the services Contran provides to us, including the quality of the services our executive officers provide to us;

•
the $1.0 million charge to us for Harold C. Simmons for his service as our chairman of the board and for his consultation and advice to our chief executive officer regarding major strategic corporate matters, as applicable;

•	the comparison of the ISA charge and number of full-time equivalent employees reflected in the charge by department for the prior year and proposed for the current year;

•
the comparison of the prior year and proposed current year charges by department and in total and such amounts as a percentage of Contran’s similarly calculated costs for its departments and in total for those years;

•	the comparison of the prior year and proposed current year average hourly rate; and

•	the concurrence of our chief financial officer as to the reasonableness of the proposed charge.

In determining whether to recommend that the board of directors approve the proposed ISA fee, the management development and compensation committee considers the three elements of Contran’s cost of employing the personnel who provide services to us, including the cost of employing our named executive officers, in the aggregate and not individually.  After considering the information contained in such presentations, and following further discussion and review, our management development and compensation committee recommended that our board of directors approve the proposed ISA fee after concluding that:

•
the cost to employ the additional personnel necessary to provide the quality of the services provided by Contran would exceed the proposed aggregate fee to be charged by Contran to us under this ISA; and

•	the cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services.

In reaching its recommendation, our management development and compensation committee did not review:

•
any ISA charge from Contran to any other publicly held sister company, although such charge was separately reviewed by the management development and compensation committee of the applicable company; and

•	the compensation policies of Contran because:

o	our named executive officers provide services to many companies related to Contran, including Contran itself;

o	the fee we pay to Contran under our ISA with Contran each year does not represent all of Contran’s cost of employing each of our named executive officers;

o	Contran and these other companies related to Contran absorb the remaining amount of Contran’s cost of employing each of our named executive officers; and

o
the members of our management development and compensation committee consider the other factors discussed above in determining whether to recommend that the proposed ISA fee for each year be approved by the full board of directors.

Based on the recommendation of our management development and compensation committee as well as the concurrence of our chief financial officer, our independent directors approved the proposed annual ISA charge effective January 1, 2009, with our other directors abstaining.

For financial reporting and income tax purposes, the ISA fee is expensed as incurred on a quarterly basis.  Contran has implemented a limit of $1.0 million on any individual’s charge to a publicly held company in order to enhance the deductibility by the company of the charge for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, if such section were to be deemed applicable.  Section 162(m) generally disallows a tax deduction to publicly held companies for non-performance based compensation over $1.0 million paid to the company’s chief executive officer and four other most highly compensated executive officers.

Equity-Based Compensation.  Prior to 2007, we decided to forego the grant of any equity compensation to our employees, although we continue to grant annual awards of stock to our directors as a portion of their annual retainers, including our chairman of the board and vice chairman of the  board.  We also do not have any security ownership requirements or guidelines for our management or directors.  We do not currently anticipate any equity-based compensation will be granted in 2010, other than the annual grants of stock to our directors, including our chairman of the board and our vice chairman of the board.  See the Director Compensation section in this proxy statement for a discussion of these annual grants.  The dollar amount of stock awards appearing in the 2009 Summary Compensation Table represents the value recognized for financial statement reporting purposes of shares of our common stock we granted to Messrs. Harold Simmons and Watson in the last three years for their director services.

Compensation Committee Report.   The management development and compensation committee has reviewed with management the Compensation Discussion and Analysis section in this proxy statement.  Based on the committee’s review and a discussion with management, the committee recommended to the board of directors that our compensation discussion and analysis be included in this proxy statement.

The following individuals, in the capacities indicated, hereby submit the foregoing report.

Thomas P. Stafford Chairman of Our Management Development and Compensation Committee	Keith R. Coogan Member of Our Management Development and Compensation Committee	Terry N. Worrell Member of Our Management Development and Compensation Committee

Summary of Cash and Certain Other Compensation of Executive Officers.  The 2009 Summary Compensation Table below provides information concerning compensation we paid or accrued for services rendered during the last three years by our chief executive officer, our chief financial officer and each of the three other most highly compensated individuals (based on ISA charges to us) who were our executive officers at December 31, 2009.  All of our named executive officers were employees of Contran during the last three years and provided their services to us and our subsidiaries pursuant to our ISA with Contran.  For a discussion of this ISA, see the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement.

2009 SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary		Stock Awards		Total

Harold C. Simmons	2009	$1,024,000	(2)	$ 12,195	(3)	$ 1,036,195
Chairman of the Board	2008	1,023,000	(2)	16,120	(3)	1,039,120
	2007	1,024,000	(2)	17,160	(3)	1,041,160

Steven L. Watson	2009	941,600	(2)	12,195	(3)	953,895
Vice Chairman of the Board	2008	1,021,700	(2)	16,120	(3)	1,037,820
	2007	1,025,300	(2)	17,160	(3)	1,042,460

Bobby D. O’Brien (4)	2009	821,100	(2)	-0-		821,100
President and Chief Executive Officer	2008	997,100	(2)	-0-		997,100
	2007	829,300	(2)	-0-		829,300

Robert D. Graham	2009	350,500	(2)	-0-		350,500
Executive Vice President	2008	447,900	(2)	-0-		447,900
	2007	617,500	(2)	-0-		617,500

James W. Brown (5)	2009	695,000	(2)	-0-		695,000
Vice President and Chief Financial Officer	2008	473,500	(2)	-0-		473,500
	2007	586,700	(2)	-0-		586,700

(1)	Certain non-applicable columns have been omitted from this table.

(2)
The amounts shown in the 2009 Summary Compensation Table as salary for each of these named executive officers represent the portion of the fees we paid to Contran pursuant to our ISA with Contran with respect to the services such officer rendered to us and our subsidiaries.  The amounts shown in the table as salary for each of Messrs. O’Brien, Graham and Brown represent only the portion of the fees we paid to Contran pursuant to the ISA with respect to the services such officer rendered to us and our subsidiaries.  The amounts shown in the table as salary for Messrs. Simmons and Watson also include director cash compensation we paid to each of them in the last three years.  As further discussed in the compensation discussion and analysis section of this proxy statement, the ISA charges disclosed for Contran employees who perform executive officer services to us and our subsidiaries are based on the estimated percentage of time such individual spends fulfilling such duties.  The components of salary shown in the 2009 Summary Compensation Table for Messrs. Harold C. Simmons and Watson are as follows:

	2007	2008	2009

Harold C. Simmons
Contran ISA Fee	$1,000,000	$1,000,000	$1,000,000
TIMET Director Fees Earned or Paid in Cash	24,000	23,000	24,000
	$1,024,000	$1,023,000	$1,024,000
Steven L. Watson
Contran ISA Fee	$999,300	$997,700	$916,600
TIMET Director Fees Earned or Paid in Cash	26,000	24,000	25,000
	$1,025,300	$1,021,700	$941,600

(3)	Stock awards to these named executive officers consisted of shares of our common stock we granted to Messrs. Simmons and Watson for their services as directors. The grants consisted of the following:

Shares of our Common Stock	Date of Grant	Closing Price on Date of Grant	Grant Date Value of Shares of our Common Stock

1,500	May 11, 2009	$ 8.13	$12,195
1,000	June 4, 2008	$16.12	$16,120
500	May 24, 2007	$34.32	$17,160

These stock awards were valued at the closing price of a share of our common stock on the date of grant.

(4)	Mr. O’Brien served as our chief financial officer until 2007 when he was appointed our president.

(5)
Mr. Brown was appointed our chief financial officer in 2007.  Prior to his appointment as our chief financial officer, Mr. Brown also performed services for us as our vice president, corporate finance during 2007.

2009 Grants of Plan-Based Awards.  The following table sets forth details of the stock awards we granted to certain of our named executive officers in 2009 for their services as directors.  None of Messrs. O’Brien, Graham or Brown were entitled to any of our plan-based awards in 2009.

2009 GRANTS OF PLAN-BASED AWARDS (1)

Name	Grant Date	Date of Approval		All Other Stock Awards: Number of Shares of Stock or Units (#) (2)		Grant Date Fair Value of Stock and Option Awards (2)

Harold C. Simmons	May 11, 2009	May 22, 2008	(2)	1,500	(2)	$12,195	(2)

Steven L. Watson	May 11, 2009	May 22, 2008	(2)	1,500	(2)	12,195	(2)

——————————

(1)	Certain non-applicable columns have been omitted from this table.

(2)
Pursuant to a resolution approved by our board of directors on May 22, 2008, on the day of each of our annual stockholder meetings each of our directors elected on that day receives a grant of shares of our common stock as determined by the following formula based on the closing price per share of our common stock on the date of grant.

Range of Closing Price Per Share on the Date of Grant	Shares of Common Stock to Be Granted

Under $5.00	2,000
$5.00 to $9.99	1,500
$10.00 to $20.00	1,000
Over $20.00	500

These shares are fully vested and tradable immediately on their date of grant, other than restrictions under applicable securities laws.  For the purposes of this table and financial statement reporting purposes, these stock awards were valued at $8.13, the closing price per share of our common stock on the date of grant.

Outstanding Equity Awards at December 31, 2009.  None of our named executive officers held outstanding stock options to purchase shares of our common stock or unvested shares of our common stock at December 31, 2009.

Option Exercises and Stock Vested.  During 2009, no named executive officer exercised any stock options issued by us.  No named executive officer held any stock awards or shares that vested in 2009.  For stock awards granted in 2009 that had no vesting restrictions, see the 2009 Grants of Plan-Based Awards Table above.

Pension Benefits.  We do not owe any defined benefit retirement obligations to any of our named executive officers upon their retirement.

Nonqualified Deferred Compensation.  We do not owe any nonqualified deferred compensation to our named executive officers.

Director Compensation.  Our directors are entitled to receive compensation for their services as directors.  Our directors receive an annual retainer of $20,000, paid in quarterly installments, plus a fee of $1,000 per day for attendance at meetings of the board of directors or its committees and at a daily rate ($125 per hour) for other services rendered on behalf of our board of directors or its committees.  In addition to the annual retainers for service on the board of directors, the chairman of our audit committee and any member of our audit committee whom the board identifies as an “audit committee financial expert” for purposes of the annual proxy statement receives an annual retainer of $20,000, paid in quarterly installments (provided that if one person serves in both capacities only one such retainer is paid), and other members of our audit committee receive an annual retainer of $10,000, paid in quarterly installments for their service on the audit committee.  Members of our management development and compensation committee and our nominations committee receive annual retainers of $2,000, paid in quarterly installments, for their service on each of these committees.  If a director dies while serving on our board of directors, his designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect.  We reimburse our directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of our board of directors or its committees.

As discussed in footnote 2 to the 2009 Grants of Plan-Based Awards Table, on the day of each annual stockholder meeting, each of our directors elected on that date receives a grant of shares of our common stock as determined by the closing price of a share of our common stock on the date of such meeting.  The following table provides information with respect to compensation our directors earned or received for their 2009 director services provided to us.  Amounts received for director services by Messrs. Harold C. Simmons and Watson are included in the 2009 Summary Compensation Table in this proxy statement.

2009 DIRECTOR COMPENSATION (1)

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Total

Keith R. Coogan	$41,000	$12,195	$53,195
Glenn R. Simmons	25,000	12,195	37,195
Thomas P. Stafford	53,000	12,195	65,195
Terry N. Worrell	42,000	12,195	54,195
Paul J. Zucconi	49,000	12,195	61,195

——————————

(1)
Certain non-applicable columns have been omitted from this table.  See footnotes 2 and 3 to the 2009 Summary Compensation Table and 2009 Grants of Plan-Based Awards Table in this proxy statement for compensation Harold C. Simmons and Steven L. Watson earned or received from us for director services.

(2)	Represents retainers and meeting fees the director received or earned for director services he provided to us in 2009.

(3)
Represents the value of 1,500 shares of our common stock we granted to our directors on May 11, 2009.  For the purposes of this table and financial statement reporting, these stock awards were valued at $8.13 per share, the closing price per share of such shares on the date of grant.

Compensation Policies and Practices as They Relate to Risk Management.  We believe that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.  In reaching this conclusion, we considered the following:

•
other than stock grants to our directors, we do not grant equity awards to our employees, officers or other persons who provide service to us under our ISA with Contran, which mitigates taking excessive or inappropriate risk for short-term gain that might be rewarded by equity compensation;

•
our senior management employees employed by us are eligible to receive incentive bonus payments that are determined on a discretionary basis and do not guarantee a particular level of bonus based on the achievement of a specified performance or financial target, which also mitigates taking excessive or inappropriate risk for short-term gain;

•
our other key employees are eligible to receive bonuses based on the achievement of a specified performance or financial target based on our business plan for the year, but the chance of such employees undertaking actions with excessive or inappropriate risk for short-term gain in order to achieve such bonuses is mitigated because:

o
our senior management employees employed by us, who are responsible for establishing and executing such business plans, are not eligible to receive such bonuses based on the business plan, but instead are only eligible for the discretionary-based bonuses described above; and

o	there exist ceilings for these bonuses regardless of the actual level of our financial performance;

•
our officers and other persons who provide services to us under our ISA with Contran do not receive compensation from us directly and are employed by Contran, one of our parent corporations, which aligns such officers and persons with the long-term interests of our stockholders;

•	since we are a controlled company, as previously discussed, management has a strong incentive to understand and perform in the long-term interests of our stockholders; and

•
our experience is that our employees are appropriately motivated by our compensation policies and practices to achieve profits and other business objectives in compliance with our oversight of material short and long-term risks.

For a discussion of our compensation policies and practices for our executive officers, please see the Compensation Discussion and Analysis section of this proxy statement.

Compensation Consultants  Neither our board of directors, management development and compensation committee nor management has engaged any compensation consultants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the SEC, the NYSE and us.  Based solely on the review of the copies of such forms and representations by certain reporting persons, we believe that for 2009 our executive officers, directors and 10% stockholders complied with all applicable filing requirements under section 16(a), other than the Grandchildren’s Trust, which filed one late Form 4 reporting one transaction.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy.  As set forth in our code of business conduct and ethics, from time to time, we engage in transactions with affiliated companies.  In addition, certain of our executive officers and directors serve as executive officers and directors of affiliated companies.  With respect to transactions between or involving us and one or more of our affiliates, it is not a violation of the code if the transaction, in our opinion, is no less favorable to us than could be obtained from unrelated parties, or the transaction, in the absence of stockholder ratification or approval by our independent directors, is fair to all companies involved.  Furthermore, the code provides that:

•	directors and officers owe a duty to us to advance our legitimate interests when the opportunity to do so arises; and

•
they are prohibited from (a) taking for themselves personally opportunities that properly belong to us or are discovered through the use of our property, information or position; (b) using corporate property, information or position for improper personal gain; and (c) competing with our interests.

Our executive officers are responsible for applying this policy to related parties.  No specific procedures are in place, however, that govern the treatment of transactions among us and our related entities, although we and such entities may implement specific procedures as appropriate for particular transactions.  Provided, in our judgment, the standard set forth in the code of business conduct and ethics is satisfied, we believe, given the number of companies affiliated with Contran, that related party transactions with our affiliates, in many instances (such as achieving economies of scale), are in our best interest.  In certain instances, our executive officers may seek the approval or ratification of such transactions by our independent directors, but there is no quantified threshold for seeking this approval.

Relationships with Related Parties.  As set forth under the Security Ownership section of this proxy statement, Harold C. Simmons, through Contran, may be deemed to control us.  We and other entities that may be deemed to be controlled by or related to Mr. Simmons sometimes engage in the following:

•
intercorporate transactions, such as guarantees, management, expense and insurance sharing arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and

•
common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party.

We periodically consider, review and evaluate and understand that Contran and related entities periodically consider, review and evaluate such transactions.  Depending upon the business, tax and other objectives then relevant and restrictions under indentures and other agreements, it is possible that we might be a party to one or more of such transactions in the future.  In connection with these activities, we may consider issuing additional equity securities or incurring additional indebtedness.  Our acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be related to Harold C. Simmons.

Certain directors or executive officers of CompX, Contran, Keystone, Kronos Worldwide, NL or Valhi also serve as our directors or executive officers.  Such relationships may lead to possible conflicts of interest.  These possible conflicts of interest may arise under circumstances in which such companies may have adverse interests.  In such an event, we implement such procedures as appropriate for the particular transaction.

Intercorporate Services Agreements.  As discussed elsewhere in this proxy statement, we and certain related companies have entered into ISAs.  Under the ISAs, employees of one company provide certain services, including executive officer services, to the other company on a fixed fee basis.  The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, real estate management, environmental management, risk management, treasury, aviation, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient’s business.  The fees paid pursuant to the ISAs are generally based upon an estimated percentage of the time devoted by employees of the provider of the services to the business of the recipient and the employer’s cost related to such employees, which includes the expense for the employees’ compensation and an overhead component that takes into account other employment related costs.  Generally each of the ISAs renews on a quarterly basis, subject to the termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter.  Because of the number of companies related to Contran and us, we believe we benefit from cost savings and economies of scale gained by not having certain management, financial, legal, tax, real estate and administrative staffs duplicated at each company, thus allowing certain individuals to provide services to multiple companies.  With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge are approved by the independent directors of the company after receiving the recommendation from the company’s management development and compensation committee as well as the concurrence of the chief financial officer.  See the Intercorporate Services Agreement part of the Compensation Discussion and Analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2009 ISA fee charged by Contran to us.

In 2009, we paid Contran fees of $8.6 million for its services under our ISA with Contran, including amounts for the services of all of our named executive officers, as disclosed in the 2009 Summary Compensation Table in this proxy statement.  In 2010, we expect to pay Contran fees of $8.9 million for its services under this ISA, including the services of all of our named executive officers.  We also pay director compensation and expenses directly to Messrs. Harold and Glenn Simmons and Watson for their services as our directors, as disclosed above in the 2009 Summary Compensation Table and the 2009 Director Compensation Table.

Risk Management Programs.  We and Contran participate in a combined risk management program.  Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, as a group purchase insurance policies and risk management services.  The program apportions its costs among the participating companies.  Tall Pines and EWI provide for or broker the insurance policies.  Tall Pines purchases reinsurance for substantially all of the risks it underwrites.  EWI also provides claims and risk management services and, where appropriate, engages certain third-party risk management consultants.  Tall Pines is a captive insurance company wholly owned by Valhi.  EWI is a reinsurance brokerage and risk management company wholly owned by NL.  Consistent with insurance industry practices, Tall Pines and EWI receive commissions from insurance and reinsurance underwriters and/or assess fees for the policies that they provide or broker.

With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period.  As a result, Contran and certain of its subsidiaries or related companies, including us, have entered into a loss sharing agreement under which any uninsured loss is shared by those companies who have submitted claims under the relevant policy.  We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risks associated with the potential for any uninsured loss.

During 2009, we paid Tall Pines and EWI in the aggregate approximately $7.1 million.  This amount principally represents payments for insurance premiums, which include premiums or fees paid to Tall Pines and commissions or fees paid to EWI.  This amount also includes payments to insurers or reinsurers through EWI for the reimbursement of claims within our applicable deductible or retention ranges that such insurers and reinsurers paid to third parties on our behalf, as well as amounts for claims and risk management services and various other third-party fees and expenses incurred by the program.  In our opinion, the program’s allocations of its costs among us and our related entities are reasonable.  We believe the amounts that we paid for the combined risk management program are less than the costs we would have incurred had we entirely used unrelated third parties for the services the program provided.  We expect that these relationships with Tall Pines and EWI will continue in 2010.  Because we believe there is no conflict of interest regarding our participation in the combined risk management program, our audit committee received a report regarding this program but we did not ask our independent directors to approve it.

Utility Services.  In connection with the operations of our Henderson, Nevada facility, we purchase certain utility services (primarily water distribution, maintenance of a common electrical facility and sewage disposal monitoring) from BMI and its subsidiaries pursuant to various agreements.  During 2009, fees for such utility services provided by BMI to us were approximately $2.2 million.  We also paid BMI an electrical facility upgrade fee of $0.8 million in 2009.  This fee terminated in January 2010.  Because we believe this agreement was at market rates, our independent directors were not asked to approve it.

Loan to CompX.  In October 2007, CompX on a net basis purchased and/or cancelled approximately 2.7 million shares of its class A common stock formerly held directly or indirectly by TFMC for $19.50 per share paid in the form of a consolidated promissory note pursuant to a stock purchase agreement between CompX and TFMC and a merger agreement among CompX Group, Inc., a former parent of CompX in which NL and TFMC were the sole stockholders, and CompX KDL LLC, a former wholly owned subsidiary of CompX.  The price per share was determined based on CompX’s open market purchases of its class A common stock around the time of the approval of these transactions.  The stock purchase agreement and the merger agreement were approved by the independent directors of CompX and TIMET.

Pursuant to such transactions, among other things, CompX issued a consolidated unsecured term loan promissory note to TFMC in the original principal amount of $52,580,190 that:

•	matures on September 30, 2014;
•	bears interest at an annual rate of LIBOR plus 1.00%;
•	requires quarterly principal payments of $250,000;
•	does not have prepayment penalties; and
•	is subordinated to CompX’s credit agreement with Wachovia Bank, National Association and certain other banks.

During 2009, the largest amount of principal that CompX owed to TFMC was $43.2 million.  In 2009, CompX paid TFMC approximately $0.3 million of principal and $0.8 million of interest on the promissory note. In September 2009, the terms of the promissory note were amended to defer the required quarterly principal payments of $0.3 million until on or after March 31, 2011.  At March 31, 2010, CompX owed TFMC $42.7 million of outstanding principal under this note.

Related Party Loans for Cash Management Purposes.  From time to time, loans and advances are made between us and various related parties pursuant to term and demand notes.  These loans and advances are entered into principally for cash management purposes pursuant to our cash management program and are not submitted to our independent directors for approval.  When we loan funds to related parties, the lender is generally able to earn a higher rate of return on the loan than the lender would earn if the funds were invested in other instruments.  While certain of such loans may be of a lesser credit quality than cash equivalent instruments otherwise available to us, we believe that we have evaluated the credit risks involved and that those risks are reasonable and reflected in the terms of the applicable loans.  When we borrow from related parties, we are generally able to pay a lower rate of interest than we would pay if we borrowed from unrelated parties.

During 2009 Contran entered into an unsecured revolving demand promissory note, as amended, payable to TFMC in the original principal amount of $60 million that:

•	matures on December 31, 2010;
•	bears interest at the prime rate less 1.50% for the first $15 million borrowed, and the prime rate for any amounts borrowed in excess of $15 million;
•	requires quarterly payments of interest beginning on December 31, 2009; and
•	does not have any prepayment penalties.

During 2009, the largest amount of principal that Contran owed to TFMC was $44.2 million.  Since December 31, 2009, TFMC has made aggregate loans to Contran of $31.2 million of which Contran has repaid an aggregate of $23.1 million, leaving an outstanding balance of $41.9 million as of March 31, 2010.  Contran paid TFMC approximately $0.1 million of interest on the revolving principal balance of such note in 2009.  Since we made this loan pursuant to our cash management program, our independent directors received a report on the loan but we did not ask them to approve the loan.

Sale of Common Stock of Unaffiliated Third Party to Contran.  In December 2008 we entered into a stock purchase agreement with Contran whereby Contran purchased from us all of the shares of common stock we held in an unaffiliated third party for a purchase price of $16.7 million payable by Contran to us in the form of a secured promissory note with an original principal amount equal to the purchase price that:

•	matures on December 31, 2011;
•	bears interest at the prime rate less 1.50%;
•	requires quarterly payments of interest;
•	does not have any prepayment penalties; and
•	is collateralized by the purchased shares pursuant to the terms of a pledge and security agreement entered into between Contran and us.

The stock purchase agreement, note and pledge and security agreement were approved by our independent directors.  Contran made no principal payments during 2009 or the first quarter of 2010, so the outstanding principal balance remains at $16.7 million as of March 31, 2010.  In 2009, Contran paid us approximately $0.3 million of interest on the promissory note.

Simmons Family Matters.  In addition to the services he provides under our ISA with Contran as discussed under the Intercorporate Services Agreements subsection above, certain family members of Harold C. Simmons also provide services to us pursuant to this ISA.  In 2009, L. Andrew Fleck (a step-son of Harold C. Simmons) provided certain property management services to us pursuant to this ISA.  The portion of the fees we paid to Contran in 2009 pursuant to our ISA with Contran for the services of Mr. Fleck was not enough to require quantification under SEC rules.  See the Intercorporate Services Agreements subsection in this proxy statement for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2009 ISA fee Contran charged us.  As disclosed in the 2009 Director Compensation Table in this proxy statement, Mr. Glenn Simmons (a brother of Harold C. Simmons) also received compensation in cash and stock from us for his services as a director for 2009 and is expected to continue to receive similar compensation for 2010 for such services.

AUDIT COMMITTEE REPORT

Our audit committee of the board of directors is comprised of four directors and operates under a written charter adopted by the board of directors.  All members of our audit committee meet the independence standards established by the board of directors and the NYSE and promulgated by the SEC under the Sarbanes-Oxley Act of 2002.  The audit committee charter is available on our website at www.timet.com (under the investor information, corporate governance, committee charters section).

Our management is responsible for, among other things, preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)) and evaluating the effectiveness of such internal control over financial reporting.  Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of the financial statements with GAAP.  Our independent registered public accounting firm is also responsible for auditing our internal control over financial reporting in accordance with such standards and for expressing an opinion on our internal control over financial reporting.  Our audit committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of our financial reporting process.  In its oversight role, our audit committee reviewed and discussed the audited financial statements and our internal control over financial reporting with management and with PwC, our independent registered public accounting firm for 2009.

Our audit committee met with PwC and discussed any issues deemed significant by our independent registered public accounting firm, including the matters required to be discussed pursuant to the auditing standards of the Public Company Accounting Oversight Board.  PwC has provided to our audit committee written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and our audit committee discussed with PwC the firm’s independence.  Our audit committee also concluded that PwC’s provision of other permitted non-audit services to us and our related entities is compatible with PwC’s independence.

Based upon the foregoing considerations, our audit committee recommended to the board of directors that our audited financial statements be included in our 2009 Annual Report on Form 10-K for filing with the SEC.

Members of our audit committee of the board of directors respectfully submit the foregoing report.

Thomas P. Stafford Chairman of Our Audit Committee	Keith R. Coogan Member of Our Audit Committee	Terry N. Worrell Member of Our Audit Committee	Paul J. Zucconi Member of Our Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm.  PwC served as our independent registered public accounting firm for the year ended December 31, 2009.  Our audit committee has appointed PwC to review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Report on Form 10-Q for the first quarter of 2010.  We expect PwC will be considered for appointment to:

•	review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the second and third quarters of 2010 and first quarter of 2011; and

•	audit our annual consolidated financial statements and internal control over financial reporting for the year ending December 31, 2010.

Representatives of PwC are not expected to attend the annual meeting.

Fees Paid to PricewaterhouseCoopers LLP.  The following table shows the aggregate fees that our audit committee has authorized and PwC has billed or is expected to bill to us for services rendered for 2008 and 2009.  Additional fees for 2009 may subsequently be authorized and paid to PwC, in which case the amounts disclosed below for fees paid to PwC for 2009 would be adjusted to reflect such additional payments in our proxy statement relating to next year’s annual stockholder meeting.  In this regard, we have similarly adjusted the audit-related fees shown for 2008 from the amounts disclosed in our 2009 proxy statement due to additional fees for 2008 that we subsequently authorized to pay to PwC.

Type of Fees	2008	2009

Audit Fees (1)	$2,716,300	$2,676,300
Audit-Related Fees (2)	21,700	21,100
Tax Fees (3)	123,100	88,700
All Other Fees	-0-	-0-

Total	$2,861,100	$2,786,100

——————————

(1)	Fees for the following services:

(a)	audits of consolidated year-end financial statements and of internal control over financial reporting for each year;
(b)	reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year;
(c)	consents and/or assistance with registration statements filed with the SEC;
(d)	normally provided statutory or regulatory filings or engagements for each year; and
(e)	the estimated out-of-pocket costs PwC incurred in providing all of such services, for which PwC is reimbursed.

(2)
Fees for assurance and related services reasonably related to the audit or review of financial statements for each year.  These services included accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal control over financial reporting.

(3)	Permitted fees for tax compliance, tax advice and tax planning services.

Preapproval Policies and Procedures.  For the purpose of maintaining the independence of our independent registered public accounting firm, our audit committee has adopted policies and procedures for the preapproval of audit and other permitted services the firm provides to us or any of our subsidiaries.  We may not engage the firm to render any audit or other permitted service unless the service is approved in advance by our audit committee pursuant to the committee’s amended and restated preapproval policy.  Pursuant to the policy:

•
the committee must specifically preapprove, among other things, the engagement of our independent registered public accounting firm for audits and quarterly reviews of our financial statements, services associated with certain regulatory filings, including the filing of registration statements with the SEC, and services associated with potential business acquisitions and dispositions involving us; and

•
for certain categories of other permitted services provided by our independent registered public accounting firm, the committee may preapprove limits on the aggregate fees in any calendar year without specific approval of the service.

These other permitted services include:

•	audit-related services, such as certain consultations regarding accounting treatments or interpretations and assistance in responding to certain SEC comment letters;

•	audit-related services, such as certain other consultations regarding accounting treatments or interpretations, employee benefit plan audits, due diligence and control reviews;

•	tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and

•	assistance with corporate governance matters and filing documents in foreign jurisdictions not involving the practice of law.

The policy also lists certain services for which the independent auditor is always prohibited from providing us under applicable requirements of the SEC or the Public Company Accounting Oversight Board.

Pursuant to the policy, our audit committee has delegated preapproval authority to the chairman of the committee or his designee to approve any fees in excess of the annual preapproved limits for these categories of other permitted services provided by our independent registered public accounting firm.  The chairman must report any action taken pursuant to this delegated authority at the next meeting of the committee.

For 2009 our audit committee preapproved all of PwC’s services provided to us or any of our subsidiaries in compliance with our amended and restated policy without the use of the SEC’s de minimis exception to such preapproval requirement.

OTHER MATTERS

The board of directors knows of no other business that will be presented for consideration at the annual meeting.  If any other matters properly come before the meeting, the persons designated as agents in the enclosed proxy card will vote on such matters in their discretion.

2009 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is included as part of the annual report furnished to our stockholders with this proxy statement and may also be accessed on our website at www.timet.com.

STOCKHOLDERS SHARING THE SAME ADDRESS

Stockholders who share an address and hold shares through a brokerage firm or other nominee may receive only one copy of the notice of internet availability of proxy materials.  This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses.  A number of brokerage firms have instituted householding.  You should notify your brokerage firm or other nominee if:

•	you no longer wish to participate in householding and would prefer to receive a separate notice of internet availability of proxy materials; or

•	you receive multiple copies of the notice of internet availability of proxy materials at your address and would like to request householding of our communications.

REQUEST COPIES OF THE 2009 ANNUAL REPORT AND THIS PROXY STATEMENT

To obtain copies of our 2009 annual report to stockholders or this proxy statement without charge, please mail your request to the attention of Clarence B. Brown III, corporate secretary, at Titanium Metals Corporation, Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, or call him at 972.233.1700.

Titanium Metals Corporation

Dallas, Texas
April 7, 2010

Titanium Metals Corporation
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

PROXY

TITANIUM METALS CORPORATION

Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

Proxy for Annual Meeting of Stockholders - May 20, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven L. Watson, Robert D. Graham and Clarence B. Brown, III, and each of them, proxy for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Titanium Metals Corporation, a Delaware corporation (“TIMET”), to be held at our corporate headquarters located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Thursday, May 20, 2010, at 10:00 a.m. (local time), and at any adjournment or postponement of the Annual Meeting, all of the shares of common stock ($0.01 par value) of TIMET standing in the name of the undersigned or which the undersigned may be entitled to vote on the matters described on the reverse side of this card.  The proxy statement accompanying this proxy is also available on TIMET’s website at www.timet.com/proxy.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TITANIUM METALS CORPORATION.  PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

TITANIUM METALS CORPORATION

May 20, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.timet.com/proxy

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

The Board of Directors recommends a vote “FOR” the election of each of the director nominees listed in Item 1.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Seven Directors:

NOMINEES:
□      FOR ALL NOMINEES                                      ○          Keith R. Coogan
                                                                 ○          Glenn R. Simmons
□      WITHHOLD AUTHORITY                              ○          Harold C. Simmons
      FOR ALL NOMINEES                                     ○         Thomas P. Staffor d
                             ○         Steven L. Watson
□      FOR ALL EXCEPT                                            ○          Terry N. Worrell
(See instructions below)                                        ○          Paul J. Zucconi

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), mark “FOR
                               ALL EXCEPT” and fill in the circle next to each nominee you wish to
                               withhold, as shown here:         ●

2.     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

This proxy, if properly executed, will be voted in the manner directed herein.  If this card is properly executed but no direction is given with respect to the election of one or more nominees listed in Item 1 at left, the agents will vote “FOR” each such nominee for election as a director.  To the extent allowed by applicable law, the agents will vote in their discretion as to any other matters that may properly come before the Meeting and any adjournment or postponement thereof.

The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at such meeting and any adjournment or postponement thereof.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.